UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

December 10, 2007

(Date of Report)

(Date of earliest event reported)

JOHN WILEY & SONS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation)

0-11507	13-5593032
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Commission File Number	IRS Employer Identification Number

111 River Street, Hoboken NJ	07030
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Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(201) 748-6000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR	240.13e-4(c))

This is the first page of a 16-page document.

ITEM 9:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On December 10, 2007, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the second quarter of fiscal year 2008. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1

Press release dated December 10, 2007 titled “John Wiley and Sons, Inc., Reports Revenue and Earnings Growth for the Second Quarter and Six-Months Increases Fiscal Year 2008 Guidance for the Blackwell Acquisition” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis E. Cousens

Executive Vice President

Chief Financial & Operations Officer

(201) 748-6534

John Wiley & Sons, Inc. Reports

Revenue and Earnings Growth for the Second Quarter and Six-Months

Increases Fiscal Year 2008 Guidance for the Blackwell Acquisition

Hoboken, NJ December 10, 2007 — John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) today announced that revenue for the second quarter and first-half of fiscal year 2008 advanced 49% and 48% to $423 million and $812 million, respectively. Revenue from Blackwell Publishing Ltd. (Blackwell), which was acquired in February 2007, contributed $116 million to the quarter and $232 million to the year-to-date results. Revenue for the second quarter and first-half, excluding Blackwell, increased over prior year by 8% and 6%, respectively, or 5% and 4% excluding favorable foreign exchange.

Earnings per diluted share (EPS) for the second quarter and first-half of fiscal year 2008 was $0.65 and $1.33, respectively. The Blackwell acquisition was accretive to EPS by $0.04 in the quarter and $0.09 for the six-months, excluding certain tax benefits. The United Kingdom and Germany passed new corporate income tax legislation, which favorably affected Wiley’s reported results. Excluding certain tax benefits and Blackwell, adjusted EPS increased 25% to $0.55 in the second quarter and 12% to $0.92 for the six-months.

“Wiley’s top-line growth was driven by the acquisition of Blackwell and the strong global performance of our Professional/Trade business. Revenue in the second quarter from Higher Education and Scientific, Technical, and Medical increased modestly from strong prior year performances,” said William J. Pesce, President & Chief Executive Officer.

Regarding Blackwell, which is the largest acquisition in Wiley’s 200-year history, Mr. Pesce commented, “We have established a global leadership team, including colleagues from Blackwell and Wiley. A comprehensive plan for the migration to a unified online platform has been developed and is being implemented. We have made significant progress consolidating the infrastructures of both companies, and we are benefiting from Blackwell’s proven off-shoring capabilities. I am pleased to report that we have added 51 new society publishing agreements and renewed or extended 33 existing agreements in this fiscal year, both of which are important leading indicators.”

Mr. Pesce added, “We are honored and proud that nine of this year’s Nobel Prize winners are members of Wiley's author community, along with more than 350 Nobel Laureates who have published with us over the years. Our Nobel Laureates represent every category in which the prize is awarded: Literature, Economics, Physiology/Medicine, Physics, Chemistry, and Peace. Collaborating with this esteemed group reflects Wiley’s unwavering commitment to publishing “must have” content and sharing it with readers around the world.”

Mr. Pesce concluded, “Based on year-to-date results, leading indicators and market conditions, we reaffirm our guidance for fiscal year 2008 revenue growth in the mid-to-high single digits and EPS growth in the low double digits, excluding the Blackwell acquisition and one-time tax benefits. Previously, our guidance for Blackwell indicated revenue of approximately $450 million, with a dilutive effect on EPS of less than $0.10 per share. We are confident that Blackwell’s fiscal year 2008 revenue will exceed $450 million, partly due to favorable foreign exchange. Our current forecast indicates that the acquisition will be accretive to EPS by approximately $0.10.”

Segment Results

Blackwell is reported below as a separate segment. As a result of the integration of Wiley and Blackwell, management and reporting of certain Professional/Trade and Scientific, Technical, and Medical product lines were realigned on May 1, 2007. Prior year numbers have been restated for comparative purposes.

Professional/Trade (P/T)

U.S. P/T’s revenue in the second quarter and for the six-months advanced 7% over the comparable prior year periods to $109 million and $199 million, respectively. The strong performance was driven by the technology, business, psychology, architecture and culinary publishing programs. Licensing of content rights world-wide continue to have a positive impact on results, growing over prior year by approximately 25% in the quarter and for the six-months. Sales through online channels, national and retail accounts, and specialty retailers were all robust. Acquisitions contributed approximately $1 million to P/T’s top-line growth for the six-months.

Direct contribution to profit increased 20% for the quarter and 17% for the six-months, mainly due to top-line growth, favorable product mix and the recovery of a portion of the bad debt associated with the Advanced Marketing Services bankruptcy in the prior year.

Second quarter highlights include the publication of Mobs, Messiahs, and Markets by William Bonner and Lila Rajiva of Agora; Results That Last: Hardwiring Behaviors That Will Take Your Company to the Top by Quint Studer; The Key: The Missing Secret for Attracting Anything You Want by Jo Vitale; Leading By Example by New Mexico Governor Bill Richardson; PCs For Dummies 11th edition by Dan Gookin; Mutual Funds For Dummies 5th edition by Eric Tyson; Cisco Certified Networking Associate Study Guide 6th edition by Todd Lammle; Creating Your World: The Official Guide to Advanced Content Creation for Second Life by Amy Weber; and Weight Watcher’s All-Time Favorites.

Several P/T books received considerable media and customer attention. The fourth book in the successful Little Book series, Louis Navellier’s The Little Book that Makes You Rich: A Proven Market-Beating Formula for Growth Investing, quickly hit The Wall Street Journal bestseller list.  Mark Bittman, author of How to Cook Everything Vegetarian, appeared on the Today show. Amish Grace: How Forgiveness Redeemed Tragedy by

Donald Kraybill, Steven Nolt, and David Weaver-Zercher was featured on Good Morning America, Bill Moyer’s Journal, CBS Evening News, and in various newspapers. New England Patriot Tedy Bruschi’s Never Give Up published to great fanfare and was featured in the national and regional media. It’s Getting Ugly Out There by CNN’s Jack Cafferty garnered a wide range of coverage.

P/T launched several online initiatives during the second quarter, notably Student LPI (Leadership Practices Inventory) Online; which makes the successful print content available to online users, with added benefits and functionality; ten Sybex TestSuccess products, powered by ExamWeb, that offer online practice tests and additional study material for technology certification exams; six audio podcasts that support The Leadership Challenge Leadercast Series, the best-selling book and popular workshop; and WroxBlox, which are downloadable pdfs that keep customers up-to-date on cutting-edge technology topics.

Le Cordon Bleu named Marcus Samuelson’s Soul of a New Cuisine “Best Hard Cover Recipe Book”. Steven Heller, author of Becoming a Graphic Designer and Becoming a Digital Designer, was honored with a Master Series Award at the School of Visual Arts in New York. Are the Walls Really Down? Behavioral and Organizational Barriers to Faculty and Staff Diversity, a new ASHE Higher Education Report, won the Kathryn G. Hansen Publication Award. Teaching Defiance by Michael Newman and Learning in Adulthood 3rd edition by Sharan Merriam, Rosemary Caffarella, and Lisa Baumgartner shared the Cyril O. Houle World Award for Literature in Adult Education. Frank Ching’s A Global History of Architecture was named one of Choice’s outstanding academic titles. Dr. Allen Ruben, author of Research for Evidence-Based Practice, received the 2007 Significant Lifetime Achievement in Social Work Education Award.

Scientific, Technical, and Medical (STM)

U.S. STM revenue increased 2% over last year’s second quarter to $56 million and 1% to $112 million for the first-half of fiscal year 2008. Journal subscription revenue and book sales contributed to the improvement over the solid prior year results. Direct contribution to profit was down 1% for the quarter and 3% for the first-half of the year, principally due to planned growth in operating expenses.

During the quarter, STM signed an exclusive agreement to co-publish in the Americas, Asia, Africa, and the Middle East, the book program of ISTE Ltd., which is the English-language publishing arm of the French company, Hermes Science. Wiley will co-publish approximately 60 books each year in the fields of electrical, civil, and mechanical engineering; information and communications technology; numerical methods; materials science; digital science and image processing; and networks. The high quality and focus of the ISTE titles complements Wiley’s publishing strategy and builds on its strengths as a global leader in engineering book publishing.

A number of innovative products published during the second quarter, including InfoPOEMs for Gastroenterologists, in collaboration with the American College of Gastroenterology, as a monthly 8-page print supplement to the American Journal of Gastroenterology.  Wachter’s World, the Company’s first medical blog, launched in October in collaboration with The Society of Hospital Medicine (SHM). Dr. Robert Wachter, who is co-founder of SHM, coined the term “hospitalist” to describe physicians in the fastest growing field in medicine.

During the quarter, Wiley attracted customers through a number of online marketing initiatives. Electronic versions of major reference works on Wiley InterScience were made available for Google indexing at the beginning of the fiscal year, resulting in a significant increase in text downloads. Wiley’s feature box on the Royal Society of Chemistry’s Website became the most visited advertisement on that site.

Molecules and Medicine by Nobel Laureate Professor E.J. Corey published during the quarter. The book, which covers more than 100 drugs and the way they operate in the body, is unique in that it is accessible to medical professionals and laypersons.

Blackwell

Blackwell revenue and operating income for the second quarter were $116 million and $14 million, respectively. Operating income included $6 million of amortization charges for intangible assets related to the acquisition. Second quarter interest costs associated with the financing of the acquisition was approximately $17 million. Blackwell results were accretive to Wiley’s second quarter EPS by $0.04.

Blackwell revenue and operating income for the six-months were $232 million and $30 million, respectively. Operating income included $11 million of amortization charges for intangible assets related to the acquisition. Related interest costs associated were $34 million for the six-month period. Blackwell’s results for the first-half of the year were accretive to the Wiley’s EPS by $0.09, excluding one-time tax benefits. New tax legislation reduced the U.K. corporate income tax rate from 30% to 28%, resulting in a $0.26 per share tax benefit, mainly attributable to the intellectual publishing assets acquired with Blackwell.

Contributing to Blackwell’s results was its success in attracting new and extending existing society journals business. A notable new society partnership was forged with the American Anthropological Association (AAA) to publish the entire AAA portfolio, including its portal Anthrosource; nineteen journals, including American Anthropologist and American Ethnologist; seven newsletters; and two book series. Other key signings include the RAND Journal of Economics, which is one of the most important journals in applied microeconomics; the Journal of Forensic Nursing with the International Association of Forensic Nurses; Special Care Dentistry with the Special Care Dentistry Association; Basic and Applied Pathology, a new co-owned journal in association with eight Korean pathology societies; and the Journal of Diabetes, a new co-owned journal in association with Ruijin Hospital in Shanghai. Important renewals include publishing relationships with the Policy Studies Organisation to publish Policy Studies Journal, Review of Policy Research, and Politics and Policy and to launch a new journal in 2009, Asian Politics and Policy; the Association for the Publication of the Journal of Internal Medicine; and the Society of Applied Microbiology to publish Journal of Applied Microbiology and Letters in Applied Microbiology.

The complete journals backfile of the International Union of Crystallography went live offering more than 160,000 pages of content that is the core journal literature in this interdisciplinary field that overlaps areas of biology, chemistry, and the physical sciences. Blackwell Reference Online, which was cited by Choice as “an outstanding academic resource” has been enhanced by the addition of new companion and handbook titles. The Blackwell Philosophy and Popular Culture Series, edited by William Irwin, successfully launched its sixth book in a year, The Daily Show and Philosophy, edited by Jason Holt.

The British Medical Association recognized ten Blackwell titles with book awards in September, including Paediatrics and Child Health 2nd edition by Mary Rudolf, which won first prize in its category.

Higher Education

U.S. Higher Education revenue increased 2% over last year’s second quarter to $43 million, thereby reducing the year-to-date decline to 3%. Improvement in the sciences and continued strength in sales of Microsoft Official Academic Course (MOAC) titles were offset by softness in the engineering, business, and accounting programs. Signs of improvement were evident in the quarter and we expect that a strong second semester publishing schedule will have a positive effect on sales during the balance of the fiscal year. Direct contribution to profit declined from prior year, principally due to top-line results; margins on MOAC titles, which, as expected, are below other Higher Education products; and investments in WileyPLUS.

WileyPLUS continues to gain momentum around the world. Digital-only is the fastest growing sales model for WileyPLUS. Revenue for WileyPLUS is deferred and recognized over the course of the semester, as opposed to textbook sales, which are recognized immediately upon sale. The deferral of WileyPLUS revenue was approximately $2 million higher than the first-half of fiscal year 2007. The recognition of this revenue will occur principally in the second half of this fiscal year.

Wiley is positioned to benefit from the continuing shift of sales through the online channel. Building on the Company’s excellent relationships, sales of Higher Education publications through the online channel are up 70% so far this fiscal year. For example, Wiley is extending its successful partnership with Amazon by participating in promotions, as well as creating new marketing vehicles.

Key revisions, which will contribute to revenue in the second half of this fiscal year, include Kieso/Intermediate Accounting 12th edition update; Weygandt/Managerial Accounting 4th edition; Dawson/Dicho 8th edition; deBlij/Regions 13th edition; and Hein/Introduction to General Organic Biochemistry 9th edition.

In the second quarter, Wiley teamed up with Scholastic to create the Wiley/Scholastic Library of Children’s Books, a collection of ten titles from Scholastic that is available to adopters of the new Wiley title by Amy Flint, Literate Lives: Teaching Reading and Writing in the Elementary Classroom. Many of these titles are referenced in Literate Lives.

Reimportation of textbooks into the U.S. and piracy continue to affect results, especially in engineering and business. The Company is making strides combating these problems through aggressive monitoring of suspicious buying behavior and tailoring textbooks for distinct local markets. Wiley is one of three publishers to reach an out-of-court settlement with several defendants charged with importing, promoting, and selling unauthorized foreign versions of textbooks on major Websites. The defendants agreed to pay an undisclosed sum to the publishers; cease their illegal commerce; and recall copies previously distributed and currently available through retailers.

Europe

Wiley Europe’s second quarter revenue increased over prior year by 10% to $89 million. Revenue for the first-half of the year grew 8% to $165 million. Foreign exchange favorably affected revenue growth by 5% in both periods. The revenue growth was driven by journal subscriptions and the sale of indigenous STM books. Revenue from The Cochrane Library, an evidence-based medicine collection published in collaboration with the National Health Service in the U.K., was strong, as reflected in the 19% year-on-year growth for the six-month period. Direct contribution to profit for the second quarter and six-months improved over the prior year by 8% and 3%, respectively, or 5% in the quarter and 2% year-to-date, excluding favorable foreign exchange. Revenue growth was partially offset by increased product development and royalty costs.

Several important new journals launched during the quarter. Biofuels, Bioproducts and Biorefining, a new journal from Wiley and the Society of Chemical Industry (SCI) launched in August. The first new SCI journal in 30 years, the inaugural issue received considerable attention from customers and the media globally, and has already been accepted for coverage in Chemical Abstracts. Wiley will now manage the editorial offices of SCI’s peer-reviewed journals, Journal of Chemical Technology and Biotechnology; Journal of the Science of Food and Agriculture; Pest Management Science; and Polymer International. SCI and Wiley also extended their agreement to publish these journals.

ChemSusChem, a journal dedicated to chemistry and sustainability, was launched at the biannual meeting of the German Chemical Society and at the annual General Assembly of the Italian Chemical Society, two of the thirteen European Chemical Society partners who co-own the journal with Wiley. The volume of manuscript submissions during its first two months set a record at Wiley for similar ventures.

The Royal Geographical Society has joined The Royal Meteorological Society in endorsing Wiley Interdisciplinary Reviews (WIRES) on Climate Change. Both organizations are highly engaged in the science of climate change and bring prestige and visibility to Wiley’s project. The Human Proteome Organisation has endorsed Proteomics and Proteomics-Clinical Applications as their official journals.

Wiley-VCH, through its Ernst & Sohn imprint, won its bid to publish the Felsbau with the Austrian Society for Geomechanics. The journal will publish three times a year in English and German. The first English-language edition of Ernst & Sohn’sBeton-und Stahlbetonbau (Concrete and Reinforced Concrete Structures) published in September. The German-language version has been published for more than a century.

Asia, Australia, and Canada

Wiley’s second quarter revenue in Asia, Australia, and Canada advanced from prior year by 23% to $40 million, or 15% excluding favorable foreign exchange. Year-to-date revenue of $71 million rose 19% over the first-half of last year, or 12% excluding favorable foreign exchange. Direct contribution to profit, excluding favorable foreign exchange, grew by approximately $2 million in the second quarter and for the six-month period, mainly due to top-line growth generated by indigenous publishing programs.

Wiley Asia reported strong second quarter sales in India, China, Malaysia, and Thailand. Wiley Asia is building momentum as the Company’s newest STM publishing center, while the P/T program continues to expand. Translation licensing and custom publishing remained strong in Asia during the quarter.

Wiley Australia’s solid performance was mainly due to strong indigenous School and Higher Education sales. Its introduction of Blackman/Chemistry, an adaptation of three U.S. textbooks that meets the curriculum needs in Australia, has been successful. Six Wiley Desktop Editions published during the quarter, as did The Jacaranda Primary Atlas 3rd edition for the School market. Several P/T books were well received, including $1 Million for Life by Ashley Ormond; Top Stocks 2008 by Martin Roth; Business the Richard Branson Way by Des Dearlove; Three Signs of a Miserable Job by Patrick Lencioni; and the new audio French For Dummies (with CD).

Wiley Canada enjoyed a strong second quarter in its Higher Education and P/T businesses. Contributing to the growth were sales of technology, For Dummies, Frommer’s and various business titles. New editions of Strahler/Physical Geography, Black/Business Statistics, Murck/Visualizing Geology, and indigenous titles, such as Booth, Cleary/Introduction to Finance and Schermerhorn/Management, were stand-out performers.

Conference Call

Wiley will hold a conference call today, Monday, December 10, 2007, at 2 p.m. (EST) to discuss its financial results for the second quarter of fiscal year 2008. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 723-9509. International callers may participate by dialing: (719) 325-4795.

A replay of the call will be available from 5 p.m. (EST) on Monday, December 10 through midnight (EST) on December 17 by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 4274599.

A live audio webcast will be accessible at http://www.wiley.com/go/communications. A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years; helping people around the world meet their needs and fulfill their aspirations. Since 1901, Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE SIX MONTHS ENDED
OCTOBER 31, 2007 AND 2006
(in thousands, except per share amounts)

Adjusted - For Tax Benefits

	Six Months Ended October 31,
	2007	2007	2007	2006	% Change
	Consolidated	Blackwell	Wiley (Excl. Blackwell)

Revenue	$811,608	232,256	579,352	547,934	6%

Costs and Expenses
Cost of Sales	279,866	89,866	190,000	178,470	6%
Operating and Administrative Expenses	403,899	101,440	302,459	285,290	6%
Amortization of Intangibles	19,631	11,322	8,309	7,179	16%

Total Costs and Expenses	703,396	202,628	500,768	470,939	6%

Operating Income	108,212	29,628	78,584	76,995	2%
Operating Margin	13.3%	12.8%	13.6%	14.1%

Interest Expense and Other, Net (A)	33,421	31,852	1,569	4,703

Income (Loss) Before Taxes	74,791	(2,224)	77,015	72,292	7%

Adjusted Provision (Benefit) for Income Taxes (B)	14,895	(7,806)	22,701	24,648

Adjusted Net Income (Loss)	$59,896	5,582	54,314	47,644	14%

Adjusted Income (Loss) Per Diluted Share	$1.01	0.09	0.92	0.82	12%

Average Diluted Shares	59,109	59,109	59,109	57,928

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$59,896	5,582	54,314	47,644
Tax Benefit (B)	18,663	15,574	3,089	4,193
Net Income (Loss) - GAAP	$78,559	21,156	57,403	51,837	11%

Adjusted Income (Loss) Per Diluted Share	$1.01	0.09	0.92	0.82
Tax Benefit (B)	0.32	0.26	0.05	0.07
Income (Loss) Per Diluted Share - GAAP	$1.33	0.36	0.97	0.89	9%

(A)	Interest expense reported for Blackwell includes acquisition financing costs.

(B)

Income taxes for Blackwell were computed on a stand-alone basis. Fiscal year 2008 excludes a $18.7 million tax benefit, or $0.32 per diluted share, associated with new tax laws enacted in the United Kingdom and Germany that reduced the corporate income tax rates from 30% to 28% and from 39% to 29%, respectively. The benefits recognized by the Company reflect the adjustments required to record all UK and Germany-related deferred tax balances at the new corporate income tax rates. Fiscal year 2007 excludes a $4.2 million tax benefit, or $0.07 per diluted share, mainly due to the favorable resolution of certain tax matters.

Note: The Company’s management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a meaningful and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE SECOND QUARTER ENDED
OCTOBER 31, 2007 AND 2006
(in thousands except per share amounts)

Adjusted - For Tax Benefits

	Second Quarter Ended October 31,
	2007	2007	2007	2006	% Change
	Consolidated	Blackwell	Wiley (Excl. Blackwell)

Revenue	$423,046	116,243	306,803	284,502	8%

Costs and Expenses
Cost of Sales	139,232	38,339	100,893	93,296	8%
Operating and Administrative Expenses	211,986	57,755	154,231	145,577	6%
Amortization of Intangibles	9,909	5,695	4,214	3,596	17%

Total Costs and Expenses	361,127	101,789	259,338	242,469	7%

Operating Income	61,919	14,454	47,465	42,033	13%
Operating Margin	14.6%	12.4%	15.5%	14.8%

Interest Expense and Other, Net (A)	16,901	16,384	517	2,791

Income (Loss) Before Taxes	45,018	(1,930)	46,948	39,242	20%

Adjusted Provision (Benefit) for Income Taxes (B)	10,009	(4,279)	14,288	13,543

Adjusted Net Income (Loss)	$35,009	2,349	32,660	25,699	27%

Adjusted Income (Loss) Per Diluted Share	$0.59	0.04	0.55	0.44	25%

Average Diluted Shares	59,147	59,147	59,147	57,971

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$35,009	2,349	32,660	25,699
Tax Benefit (B)	3,381	-	3,381	4,193
Net Income (Loss) - GAAP	$38,390	2,349	36,041	29,892	21%

Adjusted Income (Loss) Per Diluted Share	$0.59	0.04	0.55	0.44
Tax Benefit (B)	0.06	-	0.06	0.07
Income (Loss) Per Diluted Share - GAAP	$0.65	0.04	0.61	0.52	17%

(A)	Interest expense reported for Blackwell includes acquisition financing costs.

(B)

Income taxes for Blackwell were computed on a stand-alone basis. Fiscal year 2008 excludes a $3.4 million tax benefit, or $0.06 per diluted share, associated with a new tax law enacted in Germany that reduced the corporate income tax rate from 39% to 29%. The benefit recognized by the Company reflects the adjustment required to record all Germany-related deferred tax balances at the new corporate income tax rate of 29%. Fiscal year 2007 excludes a $4.2 million tax benefit, or $0.07 per diluted share, mainly due to the favorable resolution of certain tax matters.

Note: The Company’s management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a meaningful and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
OCTOBER 31, 2007 AND 2006
(in thousands)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2007	2006	% Change	2007	2006	% Change
Revenue
US Segment
Professional/Trade	$109,133	102,031	7%	198,874	185,751	7%
Scientific, Technical & Medical	56,390	55,143	2%	112,063	110,644	1%
Higher Education	42,614	41,977	2%	86,715	89,718	-3%
Total US	208,137	199,151	5%	397,652	386,113	3%
European Segment	89,199	80,836	10%	165,016	152,756	8%
Blackwell Segment	116,243	-	100%	232,256	-	100%
Asia, Australia & Canada Segment	39,543	32,236	23%	71,498	60,302	19%
Intersegment Sales Eliminations	(30,076)	(27,721)	8%	(54,814)	(51,237)	7%
Total Revenue	$423,046	284,502	49%	811,608	547,934	48%

Direct Contribution to Profit
US Segment
Professional/Trade	$33,004	27,448	20%	53,094	45,206	17%
Scientific, Technical & Medical	24,466	24,829	-1%	49,466	51,165	-3%
Higher Education	10,516	11,969	-12%	24,892	29,022	-14%
Total US	67,986	64,246	6%	127,452	125,393	2%
European Segment	30,538	28,160	8%	53,698	52,278	3%
Blackwell Segment	32,674	-	100%	64,793	-	100%
Asia, Australia & Canada Segment	9,689	5,930	63%	14,658	9,456	55%
Total Direct Contribution to Profit	140,887	98,336	43%	260,601	187,127	39%

Shared Services and Administrative Costs
Wiley:
Distribution	(13,012)	(13,092)	-1%	(25,773)	(25,479)	1%
Information Technology & Development	(16,535)	(15,318)	8%	(32,470)	(30,501)	6%
Finance	(10,222)	(9,299)	10%	(19,573)	(17,780)	10%
Other Administration	(20,883)	(18,594)	12%	(39,312)	(36,372)	8%
	(60,652)	(56,303)	8%	(117,128)	(110,132)	6%
Blackwell:
Distribution	(2,030)	-		(4,028)	-
Information Technology & Development	(5,279)	-		(10,042)	-
Finance	(5,267)	-		(10,926)	-
Other Administration	(5,740)	-		(10,265)	-
	(18,316)	-		(35,261)	-

Operating Income	$61,919	42,033	47%	108,212	76,995	41%

JOHN WILEY & SONS, INC.
UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	October 31,		April 30,
	2007	2006	2007

Current Assets
Cash & cash equivalents	$64,020	25,239	71,493
Accounts receivable	231,776	173,682	201,407
Inventories	113,442	90,433	112,863
Deferred income tax benefits	14,990	7,508	16,734
Prepaid and other	19,883	10,904	18,683
Total Current Assets	444,111	307,766	421,180
Product Development Assets	84,918	65,942	79,830
Property, Equipment and Technology	129,626	104,006	126,712
Intangible Assets	1,176,518	304,681	1,166,289
Goodwill	708,130	205,090	704,143
Deferred Income Tax Benefits	31,296	8,961	16,568
Other Assets	40,399	29,289	32,136
Total Assets	2,614,998	1,025,735	2,546,858

Current Liabilities
Accounts and royalties payable	188,670	93,880	141,567
Deferred revenue	122,319	67,381	305,405
Accrued income taxes	5,175	20,762	9,353
Accrued pension liability	2,408	6,295	2,139
Other accrued liabilities	118,637	62,025	133,662
Current portion of long-term debt	45,000	-	22,500
Total Current Liabilities	482,209	250,343	614,626
Long-Term Debt	1,067,355	207,794	977,721
Accrued Pension Liability	98,697	59,846	112,271
Other Long-Term Liabilities	76,283	33,573	41,174
Deferred Income Taxes	238,439	13,350	271,558
Shareholders' Equity	652,015	460,829	529,508
Total Liabilities & Shareholders' Equity	$2,614,998	1,025,735	2,546,858

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Six Months Ended
	October 31,
	2007	2006
Operating Activities:
Net income	$78,559	51,837
Amortization of intangibles	19,631	7,179
Amortization of composition costs	20,794	18,375
Depreciation of property, equipment and technology	16,176	13,894
Special non-cash tax benefits	(18,663)	(4,193)
Stock-based compensation (net of tax)	7,281	6,198
Excess tax benefits from stock-based compensation	(6,603)	(418)
Non-cash charges and other	10,273	32,466
Change in deferred revenue	(185,457)	(77,945)
Net change in operating assets and liabilities	(14,442)	(59,064)
Cash Used for Operating Activities, excluding acquisitions	(72,451)	(11,671)

Investments in organic growth:
Additions to product development assets	(47,530)	(34,837)
Additions to property, equipment and technology	(17,032)	(13,019)

Free Cash Flow	(137,013)	(59,527)

Other Investing and Financing Activities:
Acquisitions, net of cash	(3,311)	(13,480)
Repayment of long-term debt	(283,800)	-
Borrowings of long-term debt	395,879	45,245
Purchase of treasury shares	-	(7,278)
Change in book overdrafts	14,620	(324)
Cash dividends	(12,763)	(11,355)
Proceeds from issuance of stock on option exercises and other	11,588	1,537
Excess tax benefits from stock-based compensation	6,603	418
Cash Provided by Investing and Financing Activities	128,816	14,763

Effects of Exchange Rate Changes on Cash	724	257

Increase (Decrease) in Cash and Cash Equivalents for Period	$(7,473)	(44,507)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(47,530)	(34,837)
Additions to property, equipment and technology	(17,032)	(13,019)
Acquisitions, net of cash	(3,311)	(13,480)
Cash Used for Investing Activities	$(67,873)	(61,336)

Financing Activities:
Cash Provided by Investing and Financing Activities	$128,816	14,763
Less:
Acquisitions, net of cash	(3,311)	(13,480)
Cash Provided by Financing Activities	$132,127	28,243

Note: The Company’s management evaluates cash flow performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of cash flow performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as reported, as an indicator of cash flow performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By
_______________________
William J. Pesce
President and Chief Executive Officer

By
_______________________

Ellis E. Cousens

Executive Vice President and

Chief Financial & Operations Officer

Dated:	December 10, 2007